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                                                                     EXHIBIT 5.1


                      [On Morrison & Foerster Letterhead]


                                  May 22, 2000


Krause's Furniture, Inc.
200 North Berry Street
Brea, California 92821-3903

        Re:  Registration Statement on Form S-3
             No. 333-36216

Ladies and Gentlemen:


        At your request, we have examined the Registration Statement on Form S-3 of Krause's Furniture, Inc., a Delaware corporation (the "Company"), initially filed with the Securities and Exchange Commission on May 3, 2000, and all amendments thereto (collectively, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 4,318,181 shares (the "Stock") of the Company's common stock, $0.001 par value. The Stock is to be offered to the public by certain selling stockholders named in the Registration Statement (the "Selling Stockholders") upon conversion of the 95,000 shares of the Company's Series A Convertible Preferred Stock currently held by them.


        As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Stock.


        We are of the opinion that the shares of Stock to be offered and sold by the Selling Stockholders have been duly authorized and, on conversion of the 95,000 shares of Series A Convertible Preferred Stock in accordance with the Company's Certificate of Designation, will be legally issued, fully paid and nonassessable.


        We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the reference to our firm under the caption "Legal Matters" in the prospectus included therein.

                                        Very truly yours,


                                        /s/ Morrison & Foerster LLP


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